Exhibit 99.1

EDUARDO CABRERA CORTÉS
NOTARY PUBLIC
COLIPI Nº 351 - PHONE Nº 212901
COPIAPÓ

DIGEST No. 3452           2007             PUBLIC DEEDS

MINE LEASING AGREEMENT

“PACIFIC COPPER CHILE LTDA.”

TO

SOCIEDAD LEGAL MINERA

“LA GUANACA UNA DE LA SIERRA VICUÑA”

IN COPIAPÓ, Republic of Chile, on November thirteenth, two thousand and seven, before me, EDUARDO CABRERA CORTÉS, Regular Notary Public of this Province, lawyer, domiciled in Copiapó, on Colipí street number three hundred and fifty-one, there appeareth: Mr. EDUARDO ESTEFFAN MARCO, Chilean, married, Civil Engineer, National Identity Card number five million nine hundred and six thousand and seventy-nine dash one, domiciled on Van Buren street number two hundred and eight, in Copiapó, in representation, as shall be evidenced, of the company PACIFIC COPPER CHILE LTDA., corporate person with Tax Registration Number seventy-six million eight hundred and forty-eight thousand two hundred and sixty dash eight, having the same domicile set forth above; and Ms. REBECA DEL CARMEN ROJAS SILVA, Chilean, single, teacher, National Identity Card number five million one hundred and eighty-six thousand eight hundred and seventy-two dash two, domiciled on Los Carrera street, number two thousand nine hundred and fifty-two, in representation, as shall be evidenced, of SOCIEDAD LEGAL MINERA “LA GUANACA UNA DE LA SIERRA VICUÑA” in the province of Chañaral, Atacama Region; both appearing parties being of legal age, and having evidenced their identities through the referred Identity Cards do hereby state: FIRST: That the legal mining company Sociedad Legal Minera LA GUANACA UNA DE LA SIERRA VICUÑA is the owner of the mining properties denominated “La Guanaca Una al Cincuenta” located in Sierra Vicuña, Province of Chañaral, Atacama Region, the identification of which is recorded in the respective survey record registered on page two hundred and sixteen, reverse, number twenty-four in the Registry of Properties of the Registrar of Mines of Chañaral, for year nineteen sixty-eight.

SECOND: The mining company Sociedad Legal Minera “LA GUANACA UNA DE LA SIERRA VICUÑA”, represented by Ms. Rebeca Rojas Silva, does hereby grant the company PACIFIC COPPER CHILE LTDA., represented by Mr. Eduardo Esteffan Marco, who hereby accepts, the right to work and explore all or some of the mining properties bearing gold, copper, limestone, and other mineral substances, denominated “LA GUANACA UNO AL CINCUENTA” identified above. In the use of the right to work the mines granted to PACIFIC COPPER CHILE LTDA., it shall be understood that PACIFIC COPPER CHILE LTDA. shall have the right to explore, research, survey and work said mines, to refine, concentrate, extract and become the owner of the minerals found therein, and in general, to enter into or execute any acts and contracts which may be necessary, useful or advisable for such ends. THIRD: Pacific Copper Chile Ltda. shall have the right to sub-lease, transfer, or assign, in whole or in part, this agreement to any third parties, natural or corporate, through public deed which shall be noted on the margin of the registration of this agreement. FOURTH: Pacific Copper Chile Ltda. shall pay to the legal mining company “La Guanaca Uno de la Sierra Vicuña” a monthly lease amounting to two thousand Dollars of the United States of America, payable within the first five days of each month. FIFTH: Failure to make or simple delay in such payment for two consecutive months of the agreed upon lease, shall entitle the Lessor to require the termination of this agreement. SIXTH: The Lessee shall take all actions required for mining protection and safety in the mining works performed thereby, and shall comply with all the laws, rules, and regulations relating to environmental protection, and in general, with all the laws, rules and regulations governing the production, working, surveying, and transportation activities performed thereby in the leased mining property. SEVENTH: The Lessee shall timely pay any required mining patents or licenses on the leased property, and deliver copy of the respective vouchers to the Lessor.

EIGHTH: This Agreement shall be in effect for a term of five years, as from the date of this deed. This term shall be deemed tacitly and automatically renewed for equal and successive periods if none of the parties shall give notice of its intention to terminate this Agreement, at least two months in advance of the expiration of such term or any renewal thereof, through registered letter sent to the other party, through a Notary Public. NINTH: Any improvements made by the Lessee in the mining properties and not removed from the surface occupied thereby within a term of six months counted as from the date of termination of this Agreement shall remain to the benefit of the Lessor, without any costs thereto. TENTH: It is specially placed on record that the Lessee hereby makes an advance payment of the lease amount for the two first moths, and the Lessor hereby receives such advance payment for two-months of lease at its entire satisfaction. ELEVENTH: For all legal purposes derived from this Agreement, the parties set their domicile in the city of Copiapó. TWELFTH: Any difficulties arising between the parties in respect of the obligation or interpretation, compliance, non-compliance, infringement or termination of this Agreement, during the period of effectiveness or termination and dissolution hereof, shall be subject to the consideration of the solicitor, Mr. Oscar Iriarte Ávalos, who shall resolve without any form of trial and at a single instance, in the capacity as arbitrating arbitrator and as friendly arranger, the parties hereby waiving any legal recourses they may have against such decisions, including the recourses of appeal for annulment as to the form and as to the merits of the case. In the event Mr. Bondi Ortiz de Zárate shall be unable or unwilling to perform such duties, the arbitrator shall be appointed through ordinary legal proceedings. THIRTEENTH: The Lessor hereby constitutes a prohibition to encumber and/or dispose of the mining properties leased to the Lessee throughout the term of effectiveness of this Agreement. FOURTEENTH: Bearer of authorized copy of this deed is hereby authorized to require and sign any notations, registrations and sub-registrations that may be relevant before the Registrar of Mines of Chañaral.

FIFTEENTH: The parties hereby grant special power of attorney to Mr. Jean Pierre Bondi Ortiz de Zárate for him to clarify or correct any actual errors in this deed in order to obtain the appropriate registrations in the registries of properties. LEGAL CAPACITIES: The legal capacity of Ms. Rebeca del Carmen Rojas Silva to act on behalf of the company “GUANACA UNA DE LA SIERRA VICUÑA” is evidenced in public deed of the Shareholders’ Meeting dated November sixteenth, nineteen eighty-eight, executed before the Notary Public of Copiapó, Mr. Luis Contreras Fuentes. The legal capacity of Mr. Eduardo Esteffan Marco to act on behalf of the company PACIFIC COPPER CHILE LTDA. is evidenced in public deed dated April nineteenth, two thousand and seven, executed before the Notary Public of Copiapó, Mr. Eduardo Cabrera Cortés, deeds which have not been inserted as they are known to the parties and upon their request. Minutes drawn by solicitor Mr. Jean Pierre Bondi Ortiz de Zárate and remitted by electronic mail. In witness and upon a reading whereof the parties have signed. Copy is delivered. Recorded in the digest under number three thousand four hundred and fifty two, two thousand and seven. I ATTEST.

E. ESTEFFAN M.	R. DEL C. ROJAS S.
N.I.C. Nº 5.906.079-1	N.I.C. Nº 5.186.872-2
For: PACIFIC COPPER CHILE LTDA.	For: SLM LA GUANACA UNA DE LA
SIERRA VICUÑA

EDUARDO CABRERA CORTÉS
NOTARY PUBLIC